Exhibit (K)(3)

Execution Copy

DISTRIBUTION AGREEMENT

THIS AGREEMENT is effective as of the 1st day of July, 2015, by and between The Cushing MLP Infrastructure Fund I and The Cushing MLP Infrastructure Fund II (each a “Fund,” and collectively the “Funds”), severally and not jointly, and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”). The Cushing MLP Infrastructure Fund II is effective on or after September 1, 2015.

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company, and is authorized to issue units of beneficial interest (“Units”);

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, each Fund desires to retain the Distributor as principal underwriter in connection with the offer and sale of Units of the Fund; and

WHEREAS, this Agreement has been approved by a vote of each Fund’s board of trustees (the “Board”), including its disinterested trustees voting separately, in conformity with Section 15(c) of the 1940 Act.

WHEREAS, the Funds (or the Funds’ advisor or administrator, acting as a designated agent of the Funds, their “Agent”) shall be responsible for reviewing each subscription agreement to confirm that it has been completed in accordance with the instructions thereto; provided, however, that the Funds (or their Agent), may rely on the information provided to it by a subscriber or by financial intermediaries concerning their customers, including information that is contained in each subscription agreement, and will have no obligation to verify the accuracy of any such information nor any obligation to ensure that such information is received in a timely manner.

WHEREAS,  the Funds (or their Agent) shall have the right to reject any subscription agreement in the event that the subscription agreement is not completed to its or their satisfaction, and the Funds shall be under no obligation to accept any subscription agreement.

WHEREAS, Sales of Units will be made only to persons who are “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “1933 Act”) and who meet such other eligibility requirements as may be imposed by the Funds and set forth in the applicable confidential private placement memorandum of the Funds, as it may be amended or supplemented (“PPM”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Appointment of Quasar as Distributor.  Each Fund hereby appoints the Distributor as its agent for the sale and distribution of Units of the Fund in jurisdictions wherein the Units may be legally offered for sale, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and shall perform the services and duties set forth in this Agreement.  The services and duties of the Distributor shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder.

For the avoidance of doubt, Distributor will not (i) be responsible for reviewing any subscription agreement to confirm that it has been completed in accordance with the instructions thereto; or (ii) have any obligation to verify the accuracy of any information contained in a subscription agreement nor any obligation to ensure that any such information is received in a timely manner.

2.	Services and Duties of the Distributor.

A.
The Distributor shall sell Units on a best efforts basis as agent for each Fund upon the terms and conditions described in the PPM and the Registration Statement and use its reasonable efforts to assist each Fund in obtaining performance by each prospective investor who submits a subscription agreement.  As used in this Agreement, the term “Registration Statement” shall mean the registration statement of each Fund filed under the 1940 Act.  The Funds shall in all cases receive the net asset value per Unit on all sales.  If a sales charge is in effect, the Distributor shall remit the sales charge (or portion thereof) to broker-dealers who have sold Units, as described in Section 2(H), below.

B.
The Distributor acknowledges and agrees that Units will be offered and sold only as set forth from time to time in the PPM.  The Distributor agrees to comply with the requirements of the 1933 Act, the 1934 Act and the 1940 Act (in each case including the rules and regulations thereunder), the regulations of FINRA and all other applicable federal or state laws and regulations.

C.
During the continuous offering of Units, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Units and will accept such orders on behalf of the Funds.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the PPM.

D.
The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations other than as contained in the PPM and any sales literature specifically approved by the Funds.

E.
The Distributor shall cooperate with the Funds or their agent in the development of all proposed advertisements and sales literature (“Communications with the Public”) relating to the Funds.  The Distributor shall review all proposed Communications with the Public for compliance with applicable laws and regulations, and shall file with appropriate regulators those Communications with the Public it believes are in compliance with such laws and regulations.  The

Distributor shall furnish to the Funds any comments provided by regulators with respect to such materials and to use its best efforts to obtain the approval of the regulators to such materials.

F.
The Distributor shall at the direction of the Funds or the Funds’ advisor enter into agreements with such qualified broker-dealers or other financial intermediaries as it or the Funds or the Funds’ advisor may select, in order that such broker-dealers or other financial intermediaries also may sell Units of the Funds.  The form of any dealer agreement shall be approved by the Funds.  To the extent there is a sales charge in effect, the Distributor shall pay the applicable sales charge (or portion thereof), or allow a discount, to the selling broker-dealer, as described in the PPM.

G.	The Distributor shall devote its best efforts to effect sales of Units of the Funds but shall not be obligated to sell any certain number of Units.

H.
The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of any  payments pursuant to the distribution plan of the Funds received by the Distributor.

I.	The Distributor shall advise the Funds promptly in writing of the initiation of any proceedings against it by the SEC or its staff, FINRA or any state regulatory authority.

J.	The Distributor shall monitor amounts paid under each Fund’s distribution plan and pursuant to sales loads.

3.	Representations and Covenants of each Fund.

A.	Each Fund hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.
it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.
this Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted;

iv.
there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

v.
all Units to be sold by it, including those offered under this Agreement, are validly authorized and, when issued in accordance with the description in the PPM, will be fully paid and nonassessable (except as set forth in the governing documents of the Fund);

vi.	the Registration Statement has been prepared in conformity with the requirements of the 1940 Act and the rules and regulations thereunder; and

vii.
any advertisements and sales literature prepared by the Fund or its agent (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

B.
Each Fund, or its agent, shall take or cause to be taken, all necessary action to qualify Units for sale in such states as the Fund and the Distributor shall approve, and maintain an effective Registration Statement for such Units in order to permit the sale of Units as herein contemplated.  The Fund authorizes the Distributor to use the PPM, in the form furnished to the Distributor from time to time, in connection with the sale of Units.

C.	Each Fund shall advise the Distributor promptly in writing:

i.
of any material correspondence or other communication by the Securities and Exchange Commission (the “SEC”) or its staff relating to the Fund, including requests by the SEC for amendments to the Registration Statement or PPM;

ii.	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

iii.
of the happening of any event which makes untrue any statement of a material fact made in the PPM or which requires the making of a change in such PPM in order to make the statements therein not misleading;

iv.	of all actions taken by the SEC with respect to any amendments to any Registration Statement, which may from time to time be filed with the SEC; and

v.	in the event that it determines to suspend the sale of Units at any time in response to conditions in the securities markets or otherwise.

D.	Each Fund shall notify the Distributor in writing of the states in which the Units may be sold and shall notify the Distributor in writing of any changes to such information.

E.
Each Fund shall from time to time amend its PPM as may be necessary in order that its PPM will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.
Each Fund shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Units and shall make available to the Distributor a statement of each computation of net asset value.  In addition, the Fund shall keep the Distributor fully informed of its affairs and shall provide to the Distributor, from time to time, copies of all information, financial statements and other papers that the Distributor may reasonably request for use in connection with the distribution of Units, including without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountants and such reasonable number of copies of the PPM and annual and interim reports to shareholders as the Distributor may request.  Each Fund shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings.  Each Fund represents that it will not use or authorize the use of any Communications with the Public unless and until such materials have been approved and authorized for use by the Distributor.  Nothing in this Agreement shall require the sharing or provision of materials protected by privilege or limitation of disclosure, including any applicable attorney-client privilege or trade secret materials.

4.         Additional Representations and Covenants of the Distributor.  The Distributor hereby represents, warrants and covenants to each Fund, which representations, warranties and covenants shall be deemed to be continuing throughout the term of this Agreement, that:

A.
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

B.
This Agreement has been duly authorized, executed and delivered by the Distributor in accordance with all requisite action and constitutes a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

C.
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

D.	It is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA;

E.
It: (i) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (ii) undertakes to carry out its AML Program to the best of its ability; (iii) will promptly notify the Fund and the Advisor if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; and (vi) will promptly remedy any material deficiency of which it learns;

F.	It is aware of the requirements of Regulation D promulgated pursuant to the 1933 Act; and

G.
In connection with all matters relating to this Agreement, it will comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act (in each case including the rules and regulations thereunder), the regulations of FINRA and all other applicable federal or state laws and regulations.

5.	Standard of Care.

A.
The Distributor shall use its best judgment and reasonable efforts in rendering services to the Funds under this Agreement but shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by the Distributor in writing.  The Distributor shall not be liable to the Funds or any of the Funds’ Unitholders for any error of judgment or mistake of law, for any loss arising out of any investment, or for any action or inaction of the Distributor in the absence of bad faith, negligence or willful misfeasance in the performance of the Distributor’s duties or obligations under this Agreement or by reason of the Distributor’s reckless disregard of its duties and obligations under this Agreement

B.	The Distributor shall not be liable for any action taken or failure to act in good faith reliance upon:

i.	the advice of the Funds or of counsel, who may be counsel to the Funds or counsel to the Distributor;

ii.
any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (the Distributor shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction);

iii.
any written instruction or certified copy of any resolution of the Board, and the Distributor may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Distributor to have been validly executed; or

iv.
any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Distributor to be genuine and to have been signed or presented by the Funds or other proper party or parties; and the Distributor shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which the Distributor reasonably believes in good faith to be genuine.

C.
The Distributor shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, epidemic, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

6.         Compensation.  The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time).  The Distributor shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by the Distributor in performing its duties hereunder.  The Funds shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Funds shall notify the Distributor in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Funds shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense a Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

7.	Expenses.

A.
Each Fund shall bear all costs and expenses in connection with the registration of its Units with the SEC and its related compliance with state securities laws, as well as all costs and expenses in connection with the offering of the Units and communications with shareholders, including but not limited to: (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and PPMs, as well as related advertising and sales literature; (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders; and (iv) fees required in connection with the offer and sale of Units in such jurisdictions as shall be selected by the Fund pursuant to Section 3(D) hereof.

B.
The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

8.	Indemnification.

A.
Each Fund (severally and not jointly) shall indemnify, defend and hold the Distributor and each of its managers, officers, employees, representatives and any person who controls the Distributor within the meaning of Section 2(a)(9) of the 1940 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively, “Losses”) that the Distributor Indemnitees may sustain or incur or that may be asserted against a Distributor Indemnitee by any person (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in its PPM, or in its annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Fund or its agent, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) based upon the Fund’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided however that the Fund’s obligation to indemnify the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the PPM, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Fund or its counsel by the Distributor for the purpose of, and used in, the preparation thereof.  The Fund’s agreement to indemnify the Distributor Indemnitees is expressly conditioned upon the Fund being notified of such action or claim of loss brought against the Distributor Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor Indemnitees, unless the failure to give notice does not prejudice the Fund; provided that the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 8(A).

B.
Each Fund shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitees, the Fund will reimburse the Distributor Indemnitees for the reasonable fees and expenses of any counsel retained by them.  The Fund’s indemnification agreement contained in Sections 8(A) and 8(B) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees and shall survive the delivery of any Units and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the benefit of the Distributor Indemnitees and their successors.  The Fund shall promptly notify the Distributor of the commencement of any litigation or proceedings against the Fund or any of its officers or trustees in connection with the offer and sale of any of the Units.

C.
Each Fund shall advance attorneys’ fees and other expenses incurred by any Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 8 to the maximum extent permissible under applicable law.

D.
The Distributor shall indemnify, defend and hold each Fund and each of its trustees, officers, employees, representatives and any person who controls the Fund within the meaning of Section 2(a)(9) of the 1940 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that the Fund Indemnitees may sustain or incur or that may be asserted against a Fund Indemnitee by any person (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in its PPM, or in its annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Distributor, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, or (iii) based upon the Distributor’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided however that with respect to clauses (i) and (ii), above, the Distributor’s obligation to indemnify the Fund Indemnitees shall only be deemed to cover Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the PPM, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Fund or its counsel by the Distributor for the purpose of, and used in, the preparation thereof.  The Distributor’s agreement to indemnify the Fund Indemnitees is expressly conditioned upon the Distributor being notified of any action or claim of loss brought against the Fund Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Indemnitees, unless the failure to give notice does not prejudice the Distributor; provided that the failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 8(D).

E.
The Distributor shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Fund, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund Indemnitees and the Distributor, the Distributor will reimburse the Fund Indemnitees for the reasonable fees and expenses of any counsel retained by them.  The Distributor’s indemnification agreement contained in Sections 8(D) and 8(E) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitees and shall survive the delivery of any Units and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the benefit of the Fund Indemnitees and their successors.  The Distributor shall promptly notify the Fund of the commencement of any litigation or proceedings against the Distributor or any of its officers or directors in connection with the offer and sale of any of the Units.

F.	The Distributor shall advance attorneys’ fees and other expenses incurred by any Fund Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 8 to the maximum extent permissible under applicable law.

G.	No party to this Agreement shall be liable to the other parties for consequential, special or punitive damages under any provision of this Agreement.

H.
No person shall be obligated to provide indemnification under this Section 8 if such indemnification would be impermissible under the 1940 Act or the rules of FINRA; provided however that, in such event indemnification shall be provided under this Section 8 to the maximum extent so permissible.

9.         Proprietary and Confidential Information.  The Distributor agrees on behalf of itself and its managers, officers, and employees to treat confidentially and as proprietary information of the Funds, all records and other information relative to each Fund and prior, present or potential shareholders of the Funds (and clients of said unitholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities provided that the Distributor will promptly inform the Fund of such request if permitted by law to do so, or (iii) when so requested by the Fund.  Records and other information which have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives, and information that was already in the possession of the Distributor prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

Further, the Distributor will adhere to the privacy policies adopted by the Funds pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to each Fund and its shareholders.

10.       Records. The Distributor shall not be required to prepare or maintain records that are required to be maintained by the Funds under the 1940 Act and the rules thereunder.  In the event such records are obtained by the Distributor, the Distributor shall transmit such records to the Funds upon request.

11.       Compliance with Laws.  The Funds have and retain primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of each Fund relating to portfolio investments as set forth in its PPM and statement of additional information.  The Distributor’s services hereunder shall not relieve a Fund of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

In order to assist the Funds in satisfying the requirements of Rule 38a-1 under the 1940 Act, the Distributor will provide the Funds’ Chief Compliance Officer with reasonable access to the Distributor’s personnel and records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in Rule 38a-1) involving the Distributor that affect or could affect the Funds.

12.       Term of Agreement; Amendment; Assignment.

A.
This Agreement shall become effective as of the date first written above. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue in effect automatically as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by: (i) the Fund’s Board, or (ii) the vote of a “majority of the outstanding voting securities” of a Fund, and provided that in either event, the continuance is also approved by a majority of the Fund’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

B.
Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund: (i) through a failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) upon not less than 60 days’ written notice, by either the Fund upon the vote of a majority of the members of its Board who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Agreement, or by vote of a “majority of the outstanding voting securities” of the Fund, or by the Distributor.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Fund.  If required under the 1940 Act, any such amendment must be approved by the Fund’s Board, including a majority of the Fund’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting for the purpose of voting on such amendment.  In the event that such amendment affects the Advisor, the written instrument shall also be signed by the Advisor.  This Agreement will automatically terminate in the event of its “assignment.”

C.	As used in this Section, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act.

D.	Sections 8 and 9 shall survive termination of this Agreement.

13.       Duties in the Event of Termination.  In the event that, in connection with termination, a successor to any of the Distributor’s duties or responsibilities hereunder is designated by the Funds by written notice to the Distributor, the Distributor will promptly, upon such termination and at the expense of the Funds, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Distributor under this Agreement in a form reasonably acceptable to the Funds (if such form differs from the form in which the Distributor has maintained the same, the Funds shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Distributor’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Fund.

14.       Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.       No Agency Relationship.  Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.       Services Not Exclusive.  Nothing in this Agreement shall limit or restrict the Distributor from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.       Invalidity.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.       Notices. Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses as set forth below:

Notice to the Distributor shall be sent to:

Quasar Distributors, LLC
Attn:  President
615 East Michigan Street
Milwaukee, Wisconsin  53202

Notice to the Funds shall be sent to:

Cushing MLP Infrastructure Fund I
Cushing MLP Infrastructure Fund II
Attn:  Dan Spears, President
8117 Preston Road
Suite 440
Dallas, TX  75225

19.       Multiple Originals.  This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

The parties hereby agree that the Distribution Services provided by Quasar Distributors, LLC will commence on or after July 1, 2015.

CUSHING MLP INFRASTRUCTURE FUND I		QUASAR DISTRIBUTORS, LLC
CUSHING MLP INFRASTRUCTURE FUND II

By:	/s/ Daniel L. Spears	By:	/s/ James R. Schoenike

Name:Dan Spears		Name: James R. Schoenike

Title: President		Title: President